UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: July 7, 2006
(Date of earliest event reported)

NICOR INC.

(Exact name of registrant as specified in its charter)

Illinois	1-7297	36-2855175
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
1844 Ferry Road

Naperville, Illinois 60563-9600

(Address of principal executive offices, including zip code)

(630) 305-9500

(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 7, 2006, Nicor Inc. (“Nicor” or the “Company”) issued a press release announcing that it has reached a tentative agreement with the Staff of the Enforcement Division (the “Staff”) of the United States Securities and Exchange Commission (the “SEC”) in settlement of an anticipated civil action to which the Company and the SEC will be parties. As previously disclosed, the SEC, in 2002, issued a formal order of investigation related to the Company’s actions in connection with the accounting for natural gas costs pursuant to the Performance-Based Rate plan of Nicor Gas Company, the Company’s gas distribution subsidiary, which was in effect from 2000 through 2002. Under the terms of the tentative settlement, the Company will be subject to disgorgement of one dollar, a monetary fine of $10 million and an injunction. The Company will neither admit nor deny any wrongdoing. The Company has deposited the $10 million in escrow pending final approval of the tentative settlement by the SEC commissioners and entry of a final judgment by a federal court. The Staff will submit the tentative settlement to the SEC commissioners for approval. The SEC commissioners have the authority to approve, modify or reject the tentative settlement.

The Company expects to record a $10 million charge to its second quarter earnings in connection with this matter. The Company does not expect the $10 million fine to be deductible for federal or state income tax purposes.

A copy of the Company’s press release and a copy of the escrow agreement are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No. Description

99.1  Press release dated June 29, 2006

99.2  Escrow Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     July 7, 2006
                NICOR INC.

                By:  /s/ PAUL C. GRACEY, JR.
              Paul C. Gracey, Jr.
              Senior Vice President, General Counsel and Secretary